Exhibit 11

Computation of Earnings Per Common Share
(Dollars and shares in thousands except per share amounts)
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                                                               FIRST QUARTER
                                                               13 Weeks Ended
                                                              April     March
                                                             1, 1995   26, 1994
                                                             --------  --------
Primary Earnings (Loss) per Common Share

Net earnings (loss) applicable to common stock
  Net earnings (loss)                                      $   9,096    (2,498)
  ESOP dividend requirements
    Preferred stock dividends declared                          (610)     (647)
    Tax benefit on dividends-unallocated shares                  120       145
                                                             --------  --------
  Net earnings (loss) applicable to common stock           $   8,606    (3,000)
                                                             --------  --------

Weighted average number of common shares and equivalents outstanding
  Weighted average number of common shares outstanding        14,656    14,537
  Common stock equivalents:
    Stock options, assuming exercised at average market price     96        -  *
                                                             --------  --------
  Weighted average number of common shares and equivalents
  outstanding                                                 14,752    14,537
                                                             --------  --------

Primary Earnings (Loss) per Common Share                   $    0.58     (0.21)
                                                             ========  ========

Fully Diluted Earnings (Loss) per Common Share

Net earnings (loss) applicable to common stock
  Net earnings (loss)                                      $   9,096        -
  Incremental cash contribution to the ESOP assuming
    conversion of preferred stock to common                     (229)       -
  Tax benefit on the incremental cash contribution                80        -
                                                             --------  --------
  Net earnings (loss) applicable to common stock           $   8,947        -
                                                             --------  --------

Weighted average number of common shares and equivalents outstanding
  Weighted average number of common shares outstanding        14,656        -
  Common stock equivalents:
    Stock options, assuming exercised at greater of ending or
      average market price                                       141        -
    Series B ESOP preferred stock                              1,528        -
                                                             --------  --------
  Weighted average number of common shares and equivalents
  outstanding                                                 16,325        -
                                                             --------  --------

Fully Diluted Earnings (Loss) per Common Share             $    0.55     (0.21)**
                                                             ========  ========
* Excluded from the calculation because of its anti-dilutive effect.
**Fully diluted calculation results in an improvement over primary earnings per share. As a result, fully diluted earnings per share equals primary earnings per share.

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